Exhibit 23.2
CONSENT OF PRX GEOGRAPHIC, INC.
PRX Geographic, Inc. prepared the corn availability analysis dated Jun 8, 2006. We hereby consent to the inclusion of information from that corn availability analysis in the Form SB-2 Registration Statement of Buffalo Ridge Energy, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Marty Ruikka
PRX Geographic, Inc.

Chelsea, Michigan
February 9, 2007